Exhibit 99.1

Investors Title Company Announces Fourth Quarter and Fiscal Year 2018 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--February 8, 2019--Investors Title Company (NASDAQ: ITIC) today announced its results for the fourth quarter and year ended December 31, 2018.

For the year, net income attributable to the Company decreased 14.8% to $21.9 million, or $11.54 per diluted share, versus $25.7 million, or $13.56 per diluted share, in the prior year. For the quarter, net income attributable to the Company decreased to $135,000, or $0.07 per diluted share, versus $9.6 million, or $5.08 per diluted share, in the prior year period.

Income before income taxes declined to $470,000 and $27.1 million for the quarter and year ended December 31, 2018, versus $6.6 million and $30.3 million in the prior year periods, respectively, primarily due to the January 1, 2018 implementation of a new accounting standard requiring unrealized changes in the market value of equity investments to be included in income. The Company recorded net unrealized losses on equity investments totaling $6.8 million and $4.1 million for the current quarter and year, respectively. Excluding the impact of the new accounting standard, income before income taxes (non-GAAP) would have increased to $7.2 million and $31.2 million for the quarter and year ended December 31, 2018 (see Appendix A). In addition, net income for the prior year quarter included a $5.3 million tax benefit related to revaluation of deferred tax assets and liabilities as a result of lower effective rates included in the federal tax reform package enacted in December 2017.

Revenues for the year decreased 3.3% to $156.3 million, compared with $161.6 million in the prior year. The majority of the revenue decrease is attributable to the net unrealized loss on equity investments totaling $4.1 million in the current year, compared with a net realized gain totaling $1.0 million in the prior year. Net premiums written decreased 1.7% mainly due to a decline in refinance activity, partially offset by an increase in purchase activity and higher real estate values. Revenues from non-title services increased primarily due to higher levels of like-kind property exchange transactions. Higher earnings from partnership investments drove increases in other investment income.

Operating expenses decreased 1.6% to $129.2 million, compared with $131.4 million in the prior year. Agent commissions were down commensurate with the decreases in associated revenues. Personnel costs increased primarily as a result of higher staffing levels related to the support of growth and technology initiatives, and due to normal inflationary increases in salaries and benefits. A claims benefit was recorded in the current year primarily due to reserve reductions reflecting favorable loss experience in prior years. In addition, the Company’s net income benefitted from the tax rate reduction associated with recent tax reform legislation.

The quarter was shaped predominantly by the same factors that affected the year.

Chairman J. Allen Fine commented, “We are pleased to report another year of solid operating performance for the Company. Premiums from home purchase activity remained strong throughout the year, as economic growth continues to support a high level of home sales and increases in average real estate values. Premium growth from purchase activity and expansion of our agency footprint largely offset the impact of reductions in premiums related to mortgage refinance activity. The Company continues to experience a low level of claims, due to market factors such as low foreclosure rates, as well as a proactive approach to risk management.

“As we head into 2019 we are optimistic about the market, and we remain focused on enhancing our competitive strengths and expanding our market presence over the long term.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three and Twelve Months Ended December 31, 2018 and 2017
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenues:
Net premiums written	$34,002	$35,664	$138,125	$140,502
Escrow and other title-related fees	1,631	1,465	7,096	6,892
Non-title services	1,999	1,630	7,082	6,128
Interest and dividends	1,238	1,147	4,619	4,445
Other investment income	828	554	3,107	2,159
Net realized investment (losses) gains	(739)	51	(110)	1,041
Net unrealized loss on equity investments	(6,756)	—	(4,130)	—
Other	83	63	470	460
Total Revenues	32,286	40,574	156,259	161,627

Operating Expenses:
Commissions to agents	16,833	18,073	65,775	68,643
(Benefit) provision for claims	(487)	596	(332)	3,311
Personnel expenses	10,318	9,955	43,552	39,937
Office and technology expenses	2,210	2,187	8,813	8,172
Other expenses	2,942	3,206	11,382	11,293
Total Operating Expenses	31,816	34,017	129,190	131,356

Income before Income Taxes	470	6,557	27,069	30,271

Provision (Benefit) for Income Taxes	337	(3,077)	5,210	4,570

Net Income	133	9,634	21,859	25,701

Net Loss (Income) Attributable to Noncontrolling Interests	2	(5)	33	6

Net Income Attributable to the Company	$135	$9,629	$21,892	$25,707

Basic Earnings per Common Share	$0.07	$5.11	$11.60	$13.63

Weighted Average Shares Outstanding – Basic	1,887	1,886	1,887	1,886

Diluted Earnings per Common Share	$0.07	$5.08	$11.54	$13.56

Weighted Average Shares Outstanding – Diluted	1,896	1,893	1,897	1,896

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2018 and 2017
(in thousands)
(unaudited)

	December 31, 2018	December 31, 2017
Assets

Cash and cash equivalents	$18,694	$20,214

Investments:
Fixed maturities, available-for-sale, at fair value	88,957	103,341
Equity securities, at fair value	48,489	47,367
Short-term investments	32,787	23,780
Other investments	12,436	12,032
Total investments	182,669	186,520

Premiums and fees receivable	12,128	10,031
Accrued interest and dividends	946	1,100
Prepaid expenses and other receivables	7,288	7,730
Property, net	10,304	10,173
Goodwill and other intangible assets, net	10,780	11,357
Other assets	1,459	1,403
Current income taxes receivable	—	385
Total Assets	$244,268	$248,913

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$31,729	$34,801
Accounts payable and accrued liabilities	27,735	27,565
Current income taxes payable	4,981	—
Deferred income taxes, net	4,184	8,626
Total liabilities	68,629	70,992

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,887 and 1,886 shares issued and outstanding as of December 31, 2018 and 2017, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	174,690	161,891
Accumulated other comprehensive income	949	15,945
Total stockholders’ equity attributable to the Company	175,639	177,836
Noncontrolling interests	—	85
Total stockholders’ equity	175,639	177,921
Total Liabilities and Stockholders’ Equity	$244,268	$248,913

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three and Twelve Months Ended December 31, 2018 and 2017
(in thousands)
(unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018	%	2017	%	2018	%	2017	%
Branch	$10,047	29.5	$9,501	26.6	$41,305	29.9	$40,405	28.8

Agency	23,955	70.5	26,163	73.4	96,820	70.1	100,097	71.2

Total	$34,002	100.0	$35,664	100.0	$138,125	100.0	$140,502	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Twelve Months Ended December 31, 2018 and 2017
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of unrealized investment gains and losses reported under GAAP. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Revenues
Total revenues (GAAP)	$32,286	$40,574	$156,259	$161,627
Add: Net unrealized loss on equity investments	6,756	—	4,130	—
Adjusted revenues (non-GAAP)	$39,042	$40,574	$160,389	$161,627

Income before Income Taxes
Income before income taxes (GAAP)	$470	$6,557	$27,069	$30,271
Add: Net unrealized loss on equity investments	6,756	—	4,130	—
Adjusted income before income taxes (non-GAAP)	$7,226	$6,557	$31,199	$30,271

CONTACT:
Elizabeth B. Lewter
(919) 968-2200